Exhibit 4.33

TWELFTH SUPPLEMENTAL INDENTURE

TWELFTH SUPPLEMENTAL INDENTURE, dated as of September 17, 2013 (the “Twelfth Supplemental Indenture”), by and among Przedsiębiorstwo Farmaceutyczne Jelfa S.A. (“Jelfa”), Valeant Europe B.V. (“VEBV”), Valeant Pharmaceuticals International, a Delaware corporation (the “Company”) and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”).

WHEREAS, each of the Company, Valeant Pharmaceuticals International, Inc. (“Parent”), the indirect parent of the Company, and the Subsidiary Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an Indenture, dated as of September 28, 2010 (the “Indenture”), providing for the issuance of 6.75% Senior Notes due 2017 and 7.00% Senior Notes due 2020 (collectively, the “Securities”);

WHEREAS, Jelfa desires to provide a full and unconditional guarantee (the “Jelfa Guarantee”) of the obligations of the Company under the Securities and the Indenture on the terms and conditions set forth herein;

WHEREAS, VEBV desires to provide a full and unconditional guarantee (together with the Jelfa Guarantee, the “Guarantee”) of the obligations of the Company under the Securities and the Indenture on the terms and conditions set forth herein;

WHEREAS, pursuant to Section 9.1 of the Indenture, the Company, the Trustee, Jelfa and VEBV are authorized to execute and deliver this Twelfth Supplemental Indenture; and

 WHEREAS, the Company has complied with all conditions precedent provided for in the Indenture relating to the Twelfth Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.           Definitions.  Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Indenture.

2.           Guarantee.  Jelfa and VEBV hereby agree, jointly and severally, to provide a full and unconditional guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including, but not limited to, Article 10 thereof.

3.           Effectiveness of Twelfth Supplemental Indenture.  This Twelfth Supplemental Indenture shall become effective upon the execution and delivery of this Twelfth Supplemental Indenture by the Company, Jelfa, VEBV and the Trustee.

4.           Indenture Remains in Full Force and Effect.  This Twelfth Supplemental Indenture shall form a part of the Indenture for all purposes and, except as supplemented or amended hereby, all other provisions in the Indenture and the Securities, to the extent not inconsistent with the terms and provisions of this Twelfth Supplemental Indenture, shall remain in full force and effect.

5.           No Recourse Against Others.  No stockholder, officer, director or incorporator, as such, past, present or future of Jelfa or VEBV shall have any personal liability under this Guarantee, the Securities, the Indenture or this Twelfth Supplemental Indenture by reason of his, her or its status as such stockholder, officer, director or incorporator.

6.           Headings.  The headings of the Articles and Sections of this Twelfth Supplemental Indenture are inserted for convenience of reference and shall not be deemed a part thereof.

7.           Counterparts.  This Twelfth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

8.           Governing Law.  This Twelfth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

9.           Trustee Disclaimer.  The Trustee is not responsible for the validity or sufficiency of this Twelfth Supplemental Indenture nor for the recitals herein.

[Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Twelfth Supplemental Indenture to be duly executed as of the day and year first written above.

Company:	VALEANT PHARMACEUTICALS INTERNATIONAL

	By:	/s/ Howard B. Schiller
		Name:	Howard B. Schiller
		Title:	Executive Vice President and Chief Financial Officer

Jelfa:	PRZEDSIĘBIORSTWO FARMACEUTYCZNE JELFA S.A.

	By:	/s/ Marcin Wnukowski
		Name:	Marcin Wnukowski
		Title:	Attorney-in-fact

VEBV:	VALEANT EUROPE B.V.

	By:	/s/ Robert Meijer
		Name:	Robert Meijer
		Title:	Attorney-in-fact

[Signature Page to Twelfth Supplemental Indenture to September Indenture]

Trustee:	THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. as Trustee

	By:	/s/ Teresa Petta
		Name:	Teresa Petta
		Title:	Authorized Signatory

[Signature Page to Twelfth Supplemental Indenture to September Indenture]